Exhibit 99.1

Media contacts:	Investor contacts:
Judi Frost Mackey, +1 212 632 1428	Michael J. Castellano, +1 212 632 8262
judi.mackey@lazard.com	Chief Financial Officer

Richard Creswell, +44 207 187 2305	Investor Relations, 1 212 632-2685
richard.creswell@lazard.com	or +1 877 266 8601
investorrelations@lazard.com

Lazard Chairman & CEO Bruce Wasserstein, age 61, Dies

NEW YORK, October 14, 2009 – Bruce Wasserstein, Chairman and CEO of Lazard Ltd (NYSE: LAZ), has passed away at the age of 61. Mr. Wasserstein had been hospitalized in serious condition for an irregular heartbeat. The exact cause of death has not yet been determined.

The Board of Directors issued the following statement: “We are shocked and greatly saddened by the passing of Bruce Wasserstein. He was a visionary leader, a devoted father to his children and a good friend. At Lazard, he has put into place a long-term strategy as well as a broad and deep leadership team, in whom we have confidence and who will sustain his vision. His commitment to his clients was legendary. Lazard’s Board of Directors, and the many people he worked with and mentored over the years, mourn his loss. We extend our sympathies to his family, particularly his wife and children, who meant the world to him.”

The Board of Directors of Lazard has named Steven J. Golub, Vice Chairman of Lazard Ltd as interim Chief Executive Officer, effective immediately. Mr. Golub, 63, has been with the firm since 1984, where he has served in various senior leadership positions, including CFO and Chairman of Lazard’s Financial Advisory business.

Mr. Wasserstein is survived by his wife and his children. He was pre-deceased by his parents.

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Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our belief regarding future results, many of which, by their nature, are inherently uncertain and outside of our control. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements. The information set forth in this press release is, in part, based upon information and statements provided to us by third parties.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also disclosed from time to time in reports on Forms 10-Q and 8-K including the following:

•	A decline in general economic conditions or the global financial markets;

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure.

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Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Monthly updates of these funds will be posted to the Lazard Asset Management website (www.lazardnet.com) on the third business day following the end of each month. Investors can link to Lazard and its operating company websites through www.lazard.com.

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